Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Revlon, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-116160 and 333-147955) and on Form S-3 (Nos. 333-169223 and 333-141545) of Revlon, Inc. of our report dated February 13, 2013, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, stockholders’ deficiency, and cash flows for each of the years in the three-year period ended December 31, 2012 and the related financial statement schedule, and our report on the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Revlon, Inc.

/s/ KPMG LLP

New York, New York

February 13, 2013